EXHIBIT 99.1

COMPANY CONTACT:	Roger S. Hendriksen	FOR IMMEDIATE RELEASE
	(419) 427-4768	March 24, 2004

COOPER TO EXPLORE SALE OF AUTOMOTIVE BUSINESS

FINDLAY, Ohio, March 24, 2004 — Cooper Tire & Rubber Company (NYSE: CTB) announced today that it is exploring the possibility of a sale of its Cooper-Standard Automotive Group. The Company has retained Lazard Freres to assist in this process.

If this process results in a sale, the Company may use net proceeds to reduce debt, invest in tire operations, return capital to stockholders, repurchase shares, or a combination of the foregoing.

Cooper-Standard Automotive is a leading manufacturer of fluid handling systems, body sealing systems, and active and passive vibration control systems, primarily for automotive original equipment manufacturers. The group is headquartered in Novi, Michigan and had revenue of approximately $1.66 billion in 2003.

Commenting on the announcement, Thomas A. Dattilo, Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company said, “Over the past few years, we have invested a significant amount of effort building our automotive business into a leader in its respective markets. At this time, our Board of Directors believes that it is appropriate to evaluate strategic alternatives for the group. We believe that Cooper Tire & Rubber may best be served by dedicating our resources to investing in our tire business and further pursuing global expansion.”

Until further details are available, the Company expects to continue operations as usual by seeking new business, developing new products and filling customer orders as needed to maintain the expected level of customer service.

Company Description

Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, specializes in the manufacture and marketing of products for the global automotive industry. Products include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment, as well as sealing, trim, NVH control systems and fluid handling systems. Cooper Tire & Rubber has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertireandrubber.com.

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Forward Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the, words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. There is no certainty that a sale of Cooper-Standard Automotive Group will occur, what the timing will be, or what the actual proceeds will be. Additional risks and uncertainties are detailed from time to time in reports filed by the Cooper Tire & Rubber Company with the Securities and Exchange Commission, including in its forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.